Solar Senior Capital Ltd. Announces Amendment of FLLP Credit Facility With $25 Million Upsize

NEW YORK, NY -- (Marketwired - August 15, 2016) - Solar Senior Capital Ltd. ("Solar Senior") (NASDAQ: SUNS) announces that a wholly owned subsidiary of its First Lien Loan Program ("FLLP"), a joint venture with Voya Investment Management ("Voya") to invest in first lien senior secured loans to U.S middle market companies, has amended its senior secured revolving credit facility. The amendment includes a $25 million commitment increase to $100 million, as well as a maturity extension to August 2021. Wells Fargo Bank ("Wells Fargo") is acting as administrative agent for the facility. As of June 30, 2016, Solar Senior had contributed $29.58 million of its $50.75 million equity commitment to FLLP.

"We are pleased with the initial success of FLLP, as well as the opportunity to grow our partnership with Wells Fargo and Voya," said Michael Gross, Solar Senior's Chairman and CEO. "With this $25 million incremental borrowing capacity, we intend to complete the ramp of FLLP's portfolio and achieve our low-to-mid teens target ROE. We view this strategic initiative as a compelling way to grow Solar Senior's net investment income while investing in first lien senior secured floating rate loans."

ABOUT SOLAR SENIOR CAPITAL LTD.
Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle-market companies in the form of senior secured loans, including first lien, stretch senior and second lien debt instruments. For more information, visit solarseniorcap.com.

ABOUT VOYA INVESTMENT MANAGEMENT
A leading, active asset management firm, Voya Investment Management manages, as of June 30, 2016, more than $203 billion for affiliated and external institutions as well as individual investors. With 40 years of history in asset management, Voya Investment Management has the experience and resources to provide clients with investment solutions with an emphasis on equities, fixed income, and multi-asset strategies and solutions. For more information, visit voyainvestments.com. Follow Voya Investment Management on Twitter @VoyaInvestments.

Forward-Looking Statements
Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact:
Solar Senior Capital Ltd.
Investor Relations
646-308-8770